Exhibit 99.1

CVS HEALTH CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2025 RESULTS

Fourth Quarter Highlights
•Total revenues increased to $105.7 billion, up 8.2% compared to prior year •GAAP diluted EPS of $2.30 and Adjusted EPS of $1.09

Full-Year Highlights
•Total revenues increased to a record high $402.1 billion, up 7.8% compared to prior year •GAAP diluted EPS of $1.39 and Adjusted EPS of $6.75 •Generated cash flow from operations of $10.6 billion

Operational Highlights
•CVS Pharmacy® successfully completed the transition to cost-based reimbursement across its Commercial, Third-Party Discount, Medicare and Medicaid businesses.
•Aetna® continues to improve the experience for health care professionals and their patients, approving more than 95% of all eligible prior authorizations within 24 hours, with many completed instantaneously.
•Caremark® closes out 2025 with significant customer wins and strong retention, providing momentum into 2026.

2026 Full-Year Guidance
•Confirmed GAAP diluted EPS guidance range of $5.94 to $6.14
•Confirmed Adjusted EPS guidance range of $7.00 to $7.20
•Updated cash flow from operations guidance to at least $9.0 billion from at least $10.0 billion

CEO Commentary
“Our fourth quarter and full-year results demonstrate the progress we are making in transforming the health care experience with our unique collection of businesses. From lowering drug prices, to improving navigation of health care, to being the front door of care across our country, we are well positioned to achieve our ambition to be the most trusted health care company in America.”
  - David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, February 10, 2026 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2025.

Financial Results Summary

	Three Months Ended December 31,
In millions, except per share amounts	2025	2024	Change
Total revenues	$105,693	$97,710	$7,983
Operating income	2,112	2,368	(256)
Adjusted operating income (1)	2,597	2,728	(131)
Diluted earnings per share	$2.30	$1.30	$1.00
Adjusted EPS (2)	$1.09	$1.19	$(0.10)

Fourth quarter GAAP diluted EPS of $2.30 increased from $1.30 in the prior year. Adjusted EPS of $1.09 decreased from $1.19 in the prior year, primarily due to a decline in adjusted operating income in the Health Care Benefits segment, reflecting changes in the seasonality of the Medicare Part D program due to the impact of the Inflation Reduction Act (“IRA”).

Consolidated fourth quarter and full-year results

	Three Months Ended December 31,			Year Ended December 31,
In millions, except per share amounts	2025	2024	Change	2025	2024	Change
Total revenues	$105,693	$97,710	$7,983	$402,067	$372,809	$29,258
Operating income	2,112	2,368	(256)	4,660	8,516	(3,856)
Adjusted operating income (1)	2,597	2,728	(131)	14,443	11,976	2,467
Net income	2,923	1,623	1,300	1,728	4,586	(2,858)
Diluted earnings per share	$2.30	$1.30	$1.00	$1.39	$3.66	$(2.27)
Adjusted EPS (2)	$1.09	$1.19	$(0.10)	$6.75	$5.42	$1.33

For the three months and year ended December 31, 2025 compared to the prior year:
•Total revenues increased 8.2% in the three months ended December 31, 2025 and increased 7.8% in the year ended December 31, 2025 driven by growth across all operating segments.
•Operating income decreased 10.8% in the three months ended December 31, 2025 primarily due to a decrease in adjusted operating income and a decline in net realized capital gains compared to the prior year.
•Operating income decreased 45.3% for the year ended December 31, 2025 primarily due to a $5.7 billion goodwill impairment charge related to the Health Care Delivery reporting unit and approximately $1.2 billion of legacy litigation charges, both recorded during the year ended December 31, 2025. These decreases were partially offset by an increase in adjusted operating income and the absence of approximately $1.2 billion of restructuring charges recorded in the prior year.
•Adjusted operating income decreased 4.8% in the three months ended December 31, 2025 and increased 20.6% in the year ended December 31, 2025. See pages 3 through 5 for a discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $29 million, or 3.8%, and $161 million, or 5.4%, respectively, primarily as a result of long-term debt issuances in December 2024 and August 2025.
•The Company recorded an income tax benefit at an effective income tax rate of (115.9)% in the fourth quarter of 2025, compared to income tax expense at an effective income tax rate of 23.7% in the prior year. The change was due to a worthless stock deduction associated with a subsidiary that filed for bankruptcy in 2025.
•The effective income tax rate for the full year decreased to 19.1% compared to 25.4% in the prior year due to the worthless stock deduction described above, partially offset by the impact of the goodwill impairment charge and the legacy litigation charges recorded during 2025, both of which were not deductible for income tax purposes.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months and years ended December 31, 2025 and 2024 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions, except percentages	2025	2024	Change	2025	2024	Change
Total revenues	$36,293	$32,958	$3,335	$143,354	$130,665	$12,689
Adjusted operating income (loss) (1)	(676)	(439)	(237)	2,939	307	2,632
Medical benefit ratio (“MBR”) (3)	94.8%	94.8%	—%	91.2%	92.5%	(1.3)%
Medical membership (4)				26.6	27.1	(0.5)

•Total revenues increased 10.1% and 9.7% for the three months and year ended December 31, 2025, respectively, compared to the prior year primarily driven by increases in the Government business, largely due to the impact of the IRA on the Medicare Part D program.
•Adjusted operating loss increased $237 million for the three months ended December 31, 2025 compared to the prior year primarily driven by changes in the seasonality of the Medicare Part D program due to the impact of the IRA and the unfavorable year-over-year impact of premium deficiency reserves, partially offset by improved underlying performance in the Government business.
•Adjusted operating income increased $2.6 billion for the year ended December 31, 2025 compared to the prior year primarily driven by improved underlying performance in the Government business and higher favorable prior year development.
•The MBR of 94.8% in the three months ended December 31, 2025 remained consistent with the prior year as improved underlying performance in the Government business was offset by changes in the seasonality of the Medicare Part D program due to the impact of the IRA.
•The MBR decreased to 91.2% in the year ended December 31, 2025 compared to 92.5% in the prior year primarily driven by improved underlying performance in the Government business and higher favorable prior year development.
•Medical membership as of December 31, 2025 of 26.6 million decreased 112,000 members compared with September 30, 2025 reflecting declines in the individual exchange product line, partially offset by an increase in Commercial ASC membership. Medical membership as of December 31, 2025 decreased 504,000 members compared with December 31, 2024, reflecting declines in the individual exchange and Government product lines, partially offset by an increase in Commercial ASC membership.
•Prior years’ health care costs payable estimates developed favorably by $2.0 billion during the year ended December 31, 2025. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2025 operating results.
•Days claims payable were 38.9 days as of December 31, 2025, a decrease of 3.6 days compared to September 30, 2025.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three months and years ended December 31, 2025 and 2024 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$51,244	$47,020	$4,224	$190,425	$173,605	$16,820
Adjusted operating income (1)	1,923	1,761	162	7,151	7,243	(92)
Pharmacy claims processed (5) (6)	491.9	499.4	(7.5)	1,900.7	1,917.6	(16.9)

•Total revenues increased 9.0% and 9.7% for the three months and year ended December 31, 2025, respectively, compared to the prior year primarily driven by pharmacy drug mix and brand inflation, partially offset by continued pharmacy client price improvements.
•Adjusted operating income increased 9.2% for the three months ended December 31, 2025 compared to the prior year primarily driven by improved purchasing economics, partially offset by continued pharmacy client price improvements.
•Adjusted operating income decreased 1.3% for the year ended December 31, 2025 compared to the prior year primarily driven by continued pharmacy client price improvements and the impact of a higher medical benefit ratio in the Company’s health care delivery business, partially offset by improved purchasing economics and pharmacy drug mix.
•Pharmacy claims processed decreased 1.5% and 0.9% on a 30-day equivalent basis for the three months and year ended December 31, 2025, respectively, compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three months and years ended December 31, 2025 and 2024 were as follows:

	Three Months Ended December 31,			Year Ended December 31,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$37,660	$33,514	$4,146	$139,367	$124,500	$14,867
Adjusted operating income (1)	1,911	1,758	153	6,040	5,774	266
Prescriptions filled (5) (6)	473.8	445.9	27.9	1,808.8	1,715.5	93.3

•Total revenues increased 12.4% and 11.9% for the three months and year ended December 31, 2025, respectively, compared to the prior year primarily driven by pharmacy drug mix and increased prescription volume, including incremental volume resulting from the Company’s Rite Aid prescription file acquisitions, partially offset by continued pharmacy reimbursement pressure and the impact of recent generic drug introductions.
•Adjusted operating income increased 8.7% and 4.6% for the three months and year ended December 31, 2025, respectively, compared to the prior year primarily driven by increased prescription volume, including incremental volume resulting from the Company’s Rite Aid prescription file acquisitions, as well as favorable drug mix, partially offset by continued pharmacy reimbursement pressure and increased investments in the segment’s colleagues and capabilities.
•Prescriptions filled increased 6.3% and 5.4% on a 30-day equivalent basis for the three months and year ended December 31, 2025, respectively, compared to the prior year primarily driven by increased utilization and incremental volume resulting from the Company’s Rite Aid prescription file acquisitions.
•Same store prescription volume(6)(11) increased 9.7% and 8.0% on a 30-day equivalent basis for the three months and year ended December 31, 2025, respectively, compared to the prior year.

See the supplemental information on page 20 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its fourth quarter and full-year results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

Non-GAAP Financial Information

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 24 for explanations of non-GAAP financial measures presented in this press release. See pages 14 through 16 and page 23 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of December 31, 2025, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics and a leading pharmacy benefits manager with approximately 87 million plan members. The Company also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2026 Full-Year Guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Investor Contact: Larry McGrath | Executive Vice President, Capital Markets | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In millions, except per share amounts	2025	2024	2025	2024
Revenues:
Products	$67,042	$61,911	$249,908	$231,521
Premiums	34,017	30,913	134,751	122,896
Services	4,040	4,131	15,175	16,239
Net investment income	594	755	2,233	2,153
Total revenues	105,693	97,710	402,067	372,809
Operating costs:
Cost of products sold	59,060	55,268	221,167	206,287
Health care costs	33,066	29,543	125,538	115,121
Operating expenses	11,455	10,521	44,977	41,706
Goodwill impairment	—	—	5,725	—
Restructuring charges	—	10	—	1,179
Total operating costs	103,581	95,342	397,407	364,293
Operating income	2,112	2,368	4,660	8,516
Interest expense	(787)	(758)	(3,119)	(2,958)
Gain on early extinguishment of debt	—	491	—	491
Gain on deconsolidation of subsidiary	—	—	483	—
Other income	29	25	112	99
Income before income tax provision	1,354	2,126	2,136	6,148
Income tax provision (benefit)	(1,569)	503	408	1,562
Net income	2,923	1,623	1,728	4,586
Net loss attributable to noncontrolling interests	20	21	40	28
Net income attributable to CVS Health	$2,943	$1,644	$1,768	$4,614

Net income per share attributable to CVS Health:
Basic	$2.32	$1.31	$1.40	$3.67
Diluted	$2.30	$1.30	$1.39	$3.66
Weighted average shares outstanding:
Basic	1,270	1,259	1,267	1,259
Diluted	1,277	1,261	1,271	1,262

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	At December 31,
In millions	2025	2024
Assets:
Cash and cash equivalents	$8,453	$8,586
Investments	2,145	2,407
Accounts receivable, net	39,779	36,469
Inventories	19,246	18,107
Other current assets	5,091	3,076
Total current assets	74,714	68,645
Long-term investments	32,669	28,934
Property and equipment, net	13,083	12,993
Operating lease right-of-use assets	14,973	15,944
Goodwill	85,478	91,272
Intangible assets, net	25,508	27,323
Separate accounts assets	1,994	3,311
Other assets	5,119	4,793
Total assets	$253,538	$253,215

Liabilities:
Accounts payable	$17,641	$15,892
Pharmacy claims and discounts payable	26,344	24,166
Health care costs payable	15,399	15,064
Accrued expenses and other current liabilities	22,387	20,810
Other insurance liabilities	1,116	1,183
Current portion of operating lease liabilities	1,737	1,751
Short-term debt	—	2,119
Current portion of long-term debt	4,068	3,624
Total current liabilities	88,692	84,609
Long-term operating lease liabilities	13,643	14,899
Long-term debt	60,502	60,527
Deferred income taxes	3,832	3,806
Separate accounts liabilities	1,994	3,311
Other long-term insurance liabilities	4,716	4,902
Other long-term liabilities	4,777	5,431
Total liabilities	178,156	177,485

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	50,402	49,661
Treasury stock	(36,790)	(36,818)
Retained earnings	61,196	62,837
Accumulated other comprehensive income (loss)	406	(120)
Total CVS Health shareholders’ equity	75,214	75,560
Noncontrolling interests	168	170
Total shareholders’ equity	75,382	75,730
Total liabilities and shareholders’ equity	$253,538	$253,215

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2025	2024
Cash flows from operating activities:
Cash receipts from customers	$389,128	$357,995
Cash paid for inventory, prescriptions dispensed and health services rendered	(216,493)	(197,726)
Insurance benefits paid	(121,238)	(109,464)
Cash paid to other suppliers and employees	(37,570)	(38,821)
Interest and investment income received	1,969	1,735
Interest paid	(2,991)	(2,909)
Income taxes paid	(2,166)	(1,703)
Net cash provided by operating activities	10,639	9,107

Cash flows from investing activities:
Proceeds from sales and maturities of investments	12,383	10,353
Purchases of investments	(15,012)	(15,191)
Purchases of property and equipment	(2,832)	(2,781)
Acquisitions (net of cash and restricted cash acquired)	(436)	(95)
Other	26	101
Net cash used in investing activities	(5,871)	(7,613)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	(2,119)	1,919
Proceeds from issuance of long-term debt	3,969	7,913
Repayments of long-term debt	(3,629)	(4,773)
Repurchase of common stock	—	(3,023)
Dividends paid	(3,397)	(3,373)
Proceeds from exercise of stock options	394	361
Payments for taxes related to net share settlement of equity awards	(158)	(185)
Other	—	26
Net cash used in financing activities	(4,940)	(1,135)
Net increase (decrease) in cash, cash equivalents and restricted cash	(172)	359
Cash, cash equivalents and restricted cash at the beginning of the period	8,884	8,525
Cash, cash equivalents and restricted cash at the end of the period	$8,712	$8,884

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
In millions	2025	2024
Reconciliation of net income to net cash provided by operating activities:
Net income	$1,728	$4,586
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,606	4,597
Goodwill impairment	5,725	—
Stock-based compensation	535	540
Loss on sale of subsidiary	236	—
Gain on early extinguishment of debt	—	(491)
Gain on deconsolidation of subsidiary	(483)	—
Restructuring charges (impairment of long-lived assets)	—	840
Deferred income taxes	102	(572)
Other items	(336)	(502)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(3,498)	(1,301)
Inventories	(1,267)	(102)
Other assets	(2,593)	(38)
Accounts payable and pharmacy claims and discounts payable	3,855	2,335
Health care costs payable and other insurance liabilities	16	2,757
Other liabilities	2,013	(3,542)
Net cash provided by operating activities	$10,639	$9,107

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s fourth quarter and full-year 2025 financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three months and year ended December 31, 2025 and 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. and Oak Street Health, Inc. The acquisition-related integration costs are reflected in operating expenses within the Corporate/Other segment.

•During the year ended December 31, 2025, the goodwill impairment charge relates to the Health Care Delivery reporting unit within the Health Services segment.
•During the year ended December 31, 2025, the Health Care Delivery clinic closure charge primarily relates to the write down of long-lived assets in connection with the planned closure of certain existing Oak Street Health clinics in 2026, as well as associated severance and employee-related costs expected to be incurred. The Health Care Delivery clinic closure charge is reflected in operating expenses within the Health Services segment.
•During the years ended December 31, 2025 and 2024, the opioid litigation charges relate to changes in the Company’s accrual related to ongoing opioid litigation matters.
•During the year ended December 31, 2025 and the three months and year ended December 31, 2024, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in operating expenses within each segment.
•During the year ended December 31, 2025, the Company recorded legacy litigation charges related to two court decisions associated with its past business practices.
In April 2025, a jury found Omnicare, LLC (“Omnicare”) and CVS Health Corporation liable in connection with alleged violations of the federal False Claims Act related to dispensing practices by Omnicare from 2010, prior to its acquisition by the Company in 2015, through 2018. Damages were found only with respect to Omnicare. Accordingly, the Company recorded a litigation charge of $387 million during the first quarter of 2025. During the second quarter of 2025, the Company recorded a charge of $542 million, reflecting penalties assessed under the False Claims Act. These litigation charges are reflected in operating expenses within the Pharmacy & Consumer Wellness segment.
In June 2025, a court found certain subsidiaries of CVS Health Corporation liable for damages in connection with a complaint filed in February 2014, in which the government declined to intervene, related to PBM direct and indirect remuneration reporting practices for two clients from 2010 through 2016, which the Company has since modified. In connection with this court decision, the Company recorded a litigation charge of $291 million during the second quarter of 2025. This litigation charge is reflected in operating expenses within the Health Services segment.
•During the year ended December 31, 2025, the loss on the wind down and sale of Accountable Care assets represents the pre-tax loss on the divestiture of the Company’s Medicare Shared Savings Program (“MSSP”) operations, which the Company sold in March 2025, as well as costs incurred in connection with the process of winding down the Company’s Accountable Care Organization Realizing Equity, Access and Community Health (“ACO REACH”) operations. The loss on Accountable Care assets is reflected in operating expenses within the Health Services segment.
•During the three months ended December 31, 2024, the restructuring charges are primarily comprised of a stock-based compensation charge. During the year ended December 31, 2024, the restructuring charges also include a store impairment charge, corporate workforce optimization costs, including severance and employee-related costs, and other asset impairment and related charges associated with the discontinuation of certain non-core assets. During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it planned to close additional retail stores in 2025, and, accordingly, it recorded a store impairment charge to write down the associated lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value. The restructuring charges associated with the store impairments are reflected within the Pharmacy & Consumer Wellness segment, other asset impairments and related charges are reflected within the Corporate/Other and Pharmacy & Consumer Wellness segments and corporate workforce optimization costs, including severance and employee-related costs, as well as the stock-based compensation charge, are reflected within the Corporate/Other segment.

•During the three months and year ended December 31, 2024, the gain on early extinguishment of debt relates to the Company’s repayment of approximately $2.6 billion of its outstanding senior notes in December 2024, pursuant to its tender offer for such senior notes.
•During the year ended December 31, 2025, the gain on deconsolidation of subsidiary relates to Omnicare, a wholly-owned indirect subsidiary of CVS Health Corporation, and certain of its subsidiary entities (collectively, the “Omnicare Entities”). In September 2025, the Omnicare Entities voluntarily initiated Chapter 11 proceedings under the U.S. Bankruptcy Code, at which time the Company determined that it no longer retained control of the Omnicare Entities and deconsolidated the subsidiaries.
•Following the voluntarily initiation of Chapter 11 proceedings described above, it was determined that the Company’s investment in a subsidiary became worthless in 2025. Consequently, the Company recognized a related net tax benefit of approximately $1.9 billion in the aggregate during the three months and year ended December 31, 2025.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 24 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 14 through 16 and page 23.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended December 31, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(936)	$1,790	$1,846	$(588)	$2,112
Amortization of intangible assets	274	143	65	1	483
Net realized capital (gains) losses	(14)	(10)	—	9	(15)
Acquisition-related integration costs	—	—	—	17	17
Adjusted operating income (loss) (1)	$(676)	$1,923	$1,911	$(561)	$2,597

	Three Months Ended December 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(757)	$1,903	$1,694	$(472)	$2,368
Amortization of intangible assets	294	147	61	1	503
Net realized capital (gains) losses	15	(289)	—	68	(206)
Acquisition-related integration costs	—	—	—	40	40
Office real estate optimization charges	9	—	3	1	13
Restructuring charges	—	—	—	10	10
Adjusted operating income (loss) (1)	$(439)	$1,761	$1,758	$(352)	$2,728

	Year Ended December 31, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,793	$220	$4,860	$(2,213)	$4,660
Amortization of intangible assets	1,155	569	249	3	1,976
Net realized capital (gains) losses	(13)	(25)	—	82	44
Acquisition-related integration costs	—	—	—	117	117
Goodwill impairment	—	5,725	—	—	5,725
Health Care Delivery clinic closure charge	—	83	—	—	83
Opioid litigation charge	—	—	—	320	320
Office real estate optimization charges	4	—	2	4	10
Legacy litigation charges	—	291	929	—	1,220
Loss on Accountable Care assets	—	288	—	—	288
Adjusted operating income (loss) (1)	$2,939	$7,151	$6,040	$(1,687)	$14,443

	Year Ended December 31, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(984)	$6,937	$4,770	$(2,207)	$8,516
Amortization of intangible assets	1,175	595	253	2	2,025
Net realized capital (gains) losses	97	(289)	—	75	(117)
Acquisition-related integration costs	—	—	—	243	243
Opioid litigation charge	—	—	—	100	100
Office real estate optimization charges	19	—	4	7	30
Restructuring charges	—	—	747	432	1,179
Adjusted operating income (loss) (1)	$307	$7,243	$5,774	$(1,348)	$11,976

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted earnings per share and Adjusted EPS:

	Three Months Ended December 31, 2025		Three Months Ended December 31, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,943	$2.30	$1,644	$1.30
Amortization of intangible assets	483	0.38	503	0.40
Net realized capital gains	(15)	(0.01)	(206)	(0.16)
Acquisition-related integration costs	17	0.01	40	0.03
Office real estate optimization charges	—	—	13	0.01
Restructuring charges	—	—	10	0.01
Gain on early extinguishment of debt	—	—	(491)	(0.39)
Tax benefit from worthless stock deduction	(1,928)	(1.51)	—	—
Tax impact of other non-GAAP adjustments	(113)	(0.08)	(7)	(0.01)
Adjusted income attributable to CVS Health (2)	$1,387	$1.09	$1,506	$1.19

Weighted average diluted shares outstanding		1,277		1,261

	Year Ended December 31, 2025		Year Ended December 31, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,768	$1.39	$4,614	$3.66
Amortization of intangible assets	1,976	1.56	2,025	1.61
Net realized capital (gains) losses	44	0.03	(117)	(0.09)
Acquisition-related integration costs	117	0.09	243	0.19
Goodwill impairment	5,725	4.50	—	—
Health Care Delivery clinic closure charge	83	0.07	—	—
Opioid litigation charges	320	0.25	100	0.08
Office real estate optimization charges	10	0.01	30	0.02
Legacy litigation charges	1,220	0.96	—	—
Loss on Accountable Care assets	288	0.23	—	—
Restructuring charges	—	—	1,179	0.93
Gain on early extinguishment of debt	—	—	(491)	(0.39)
Gain on deconsolidation of subsidiary	(483)	(0.38)	—	—
Tax benefit from worthless stock deduction	(1,928)	(1.51)	—	—
Tax impact of other non-GAAP adjustments	(568)	(0.45)	(745)	(0.59)
Adjusted income attributable to CVS Health (2)	$8,572	$6.75	$6,838	$5.42

Weighted average diluted shares outstanding		1,271		1,262

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
December 31, 2025
Total revenues	$36,293	$51,244	$37,660	$122	$(19,626)	$105,693
Adjusted operating income (loss) (1)	(676)	1,923	1,911	(561)	—	2,597
December 31, 2024
Total revenues	$32,958	$47,020	$33,514	$83	$(15,865)	$97,710
Adjusted operating income (loss) (1)	(439)	1,761	1,758	(352)	—	2,728

Year Ended
December 31, 2025
Total revenues	$143,354	$190,425	$139,367	$484	$(71,563)	$402,067
Adjusted operating income (loss) (1)	2,939	7,151	6,040	(1,687)	—	14,443
December 31, 2024
Total revenues	$130,665	$173,605	$124,500	$451	$(56,412)	$372,809
Adjusted operating income (loss) (1)	307	7,243	5,774	(1,348)	—	11,976
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.1 billion and $2.5 billion of retail co-payments for the three months ended December 31, 2025 and 2024, respectively, and $10.9 billion and $11.4 billion of retail co-payments for the years ended December 31, 2025 and 2024, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2025 vs 2024		Year Ended December 31, 2025 vs 2024
In millions, except percentages and basis points (“bps”)	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$34,018	$30,902	$134,749	$122,849	$3,116	10.1%	$11,900	9.7%
Services	1,800	1,659	6,823	6,343	141	8.5%	480	7.6%
Net investment income	475	397	1,782	1,473	78	19.6%	309	21.0%
Total revenues	36,293	32,958	143,354	130,665	3,335	10.1%	12,689	9.7%
Health care costs	32,253	29,300	122,949	113,659	2,953	10.1%	9,290	8.2%
MBR (Health care costs as a % of premium revenues) (3)	94.8%	94.8%	91.2%	92.5%	—	bps	(130)	bps
Operating expenses	$4,976	$4,415	$18,612	$17,990	$561	12.7%	$622	3.5%
Operating expenses as a % of total revenues	13.7%	13.4%	13.0%	13.8%
Operating income (loss)	$(936)	$(757)	$1,793	$(984)	$(179)	(23.6)%	$2,777	282.2%
Operating income (loss) as a % of total revenues	(2.6)%	(2.3)%	1.3%	(0.8)%
Adjusted operating income (loss) (1)	$(676)	$(439)	$2,939	$307	$(237)	(54.0)%	$2,632	857.3%
Adjusted operating income (loss) as a % of total revenues	(1.9)%	(1.3)%	2.1%	0.2%
Premium revenues (by business):
Government	$26,562	$22,164	$103,362	$88,433	$4,398	19.8%	$14,929	16.9%
Commercial	7,456	8,738	31,387	34,416	(1,282)	(14.7)%	(3,029)	(8.8)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	December 31, 2025			September 30, 2025			December 31, 2024
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,447	15,350	18,797	3,536	15,314	18,850	4,691	14,160	18,851
Medicare Advantage	4,267	—	4,267	4,266	—	4,266	4,447	—	4,447
Medicare Supplement	1,202	—	1,202	1,221	—	1,221	1,282	—	1,282
Medicaid	1,952	373	2,325	1,978	388	2,366	2,094	421	2,515
Total medical membership	10,868	15,723	26,591	11,001	15,702	26,703	12,514	14,581	27,095

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,041			4,056			4,882

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Days Claims Payable (7)	38.9	42.5	40.9	43.2	44.0

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2025 vs 2024		Year Ended December 31, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$48,802	$44,019	$180,927	$162,436	$4,783	10.9%	$18,491	11.4%
Services	2,432	2,713	9,478	10,884	(281)	(10.4)%	(1,406)	(12.9)%
Net investment income	10	288	20	285	(278)	(96.5)%	(265)	(93.0)%
Total revenues	51,244	47,020	190,425	173,605	4,224	9.0%	16,820	9.7%
Cost of products sold	47,209	43,358	175,634	160,036	3,851	8.9%	15,598	9.7%
Health care costs	1,395	979	4,834	3,407	416	42.5%	1,427	41.9%
Gross profit (8)	2,640	2,683	9,957	10,162	(43)	(1.6)%	(205)	(2.0)%
Gross margin (Gross profit as a % of total revenues) (8)	5.2%	5.7%	5.2%	5.9%
Operating expenses	$850	$780	$4,012	$3,225	$70	9.0%	$787	24.4%
Operating expenses as a % of total revenues	1.7%	1.7%	2.1%	1.9%
Goodwill impairment	$—	$—	$5,725	$—	$—	—%	$5,725	100.0%
Operating income	1,790	1,903	220	6,937	(113)	(5.9)%	(6,717)	(96.8)%
Operating income as a % of total revenues	3.5%	4.0%	0.1%	4.0%
Adjusted operating income (1)	$1,923	$1,761	$7,151	$7,243	$162	9.2%	$(92)	(1.3)%
Adjusted operating income as a % of total revenues	3.8%	3.7%	3.8%	4.2%
Revenues (by distribution channel):
Pharmacy network (9)	$27,588	$25,202	$101,775	$91,650	$2,386	9.5%	$10,125	11.0%
Mail & specialty (10)	21,263	18,750	79,334	70,877	2,513	13.4%	8,457	11.9%
Other	2,383	2,780	9,296	10,793	(397)	(14.3)%	(1,497)	(13.9)%
Net investment income	10	288	20	285	(278)	(96.5)%	(265)	(93.0)%
Pharmacy claims processed (5) (6)	491.9	499.4	1,900.7	1,917.6	(7.5)	(1.5)%	(16.9)	(0.9)%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2025 vs 2024		Year Ended December 31, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$36,845	$32,833	$136,575	$122,028	$4,012	12.2%	$14,547	11.9%
Services	815	681	2,792	2,472	134	19.7%	320	12.9%
Total revenues	37,660	33,514	139,367	124,500	4,146	12.4%	14,867	11.9%
Cost of products sold	30,578	26,710	113,583	99,337	3,868	14.5%	14,246	14.3%
Gross profit (8)	7,082	6,804	25,784	25,163	278	4.1%	621	2.5%
Gross margin (Gross profit as a % of total revenues) (8)	18.8%	20.3%	18.5%	20.2%
Operating expenses	$5,236	$5,110	$20,924	$19,646	$126	2.5%	$1,278	6.5%
Operating expenses as a % of total revenues	13.9%	15.2%	15.0%	15.8%
Restructuring charges	$—	$—	$—	$747	$—	—%	$(747)	(100.0)%
Operating income	1,846	1,694	4,860	4,770	152	9.0%	90	1.9%
Operating income as a % of total revenues	4.9%	5.1%	3.5%	3.8%
Adjusted operating income (1)	$1,911	$1,758	$6,040	$5,774	$153	8.7%	$266	4.6%
Adjusted operating income as a % of total revenues	5.1%	5.2%	4.3%	4.6%
Revenues (by major goods/service lines):
Pharmacy	$31,375	$27,224	$115,510	$100,687	$4,151	15.2%	$14,823	14.7%
Front Store	5,656	5,675	21,459	21,522	(19)	(0.3)%	(63)	(0.3)%
Other	629	615	2,398	2,291	14	2.3%	107	4.7%
Prescriptions filled (5) (6)	473.8	445.9	1,808.8	1,715.5	27.9	6.3%	93.3	5.4%
Same store sales increase (decrease): (11)
Total	16.0%	10.2%	15.0%	9.4%
Pharmacy	19.3%	13.0%	18.0%	12.3%
Front Store	0.5%	(1.2)%	1.2%	(2.1)%
Prescription volume (6)	9.7%	5.9%	8.0%	6.8%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended December 31, 2025 vs 2024		Year Ended December 31, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$11	$11	$45	$47	$—	—%	$(2)	(4.3)%
Services	2	2	8	9	—	—%	(1)	(11.1)%
Net investment income	109	70	431	395	39	55.7%	36	9.1%
Total revenues	122	83	484	451	39	47.0%	33	7.3%
Health care costs	44	45	177	187	(1)	(2.2)%	(10)	(5.3)%
Operating expenses	666	500	2,520	2,039	166	33.2%	481	23.6%
Restructuring charges	—	10	—	432	(10)	(100.0)%	(432)	(100.0)%
Operating loss	(588)	(472)	(2,213)	(2,207)	(116)	(24.6)%	(6)	(0.3)%
Adjusted operating loss (1)	(561)	(352)	(1,687)	(1,348)	(209)	(59.4)%	(339)	(25.1)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the years ended December 31, 2025 and 2024:

	Year Ended December 31,
In millions	2025	2024
Health care costs payable, beginning of the period	$15,064	$12,049
Less: Reinsurance recoverables	81	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(1)	(23)
Health care costs payable, beginning of the period, net	14,984	12,067
Add: Components of incurred health care costs
Current year	127,256	115,774
Prior years (b)	(1,982)	(947)
Total incurred health care costs (c)	125,274	114,827
Less: Claims paid
Current year	113,023	101,583
Prior years	11,906	10,327
Total claims paid	124,929	111,910
Health care costs payable, end of the period, net	15,329	14,984
Add: Reinsurance recoverables	90	81
Add: Impact of discount rate on long-duration insurance reserves (a)	(20)	(1)
Health care costs payable, end of the period	$15,399	$15,064
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive income (loss) on the condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the years ended December 31, 2025 and 2024 in the table above exclude $87 million and $107 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the condensed consolidated balance sheets and $177 million and $187 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the condensed consolidated balance sheets.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2026
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$7,638	$5.94	$7,892	$6.14
Non-GAAP adjustments:
Amortization of intangible assets	1,730	1.35	1,730	1.35
Acquisition-related integration costs	80	0.06	80	0.06
Tax impact of non-GAAP adjustments	(450)	(0.35)	(450)	(0.35)
Adjusted income attributable to CVS Health (2)	$8,998	$7.00	$9,252	$7.20

Weighted average diluted shares outstanding		1,285		1,285

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, goodwill impairment charges, Health Care Delivery clinic closure charges, opioid litigation charges, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets and restructuring charges. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, goodwill impairment charges, Health Care Delivery clinic closure charges, opioid litigation charges, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets, restructuring charges, gains on early extinguishment of debt, the gain on deconsolidation of subsidiary, the tax benefit from a worthless stock deduction, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail pharmacies and infusion services operations, as well as through the Omnicare long-term care pharmacies prior to their deconsolidation in September 2025. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including pharmacies owned by the Company, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from infusion services operations and long-term care pharmacies. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.